Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HESKA CORPORATION

Heska Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1.
This Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the "Certificate"), has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

2.
This Certificate of Amendment to the Certificate amends Article VI of the Certificate by deleting the existing Article VI in its entirety and substituting therefore a new Article VI, to read in its entirety as follows:

A. Board of Directors Structure.

1. Board of Directors Matters. Immediately prior to the election of directors at the 2019 annual meeting of stockholders, the Board of Directors was divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of directors of one class expiring at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors were to be apportioned among the classes as equally as possible. The term of office of directors: of Class I was set to expire at the 2019 annual meeting of stockholders; of Class II was set to expire at the 2020 annual meeting of stockholders; and of Class III was set to expire at the annual meeting in 2021, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) were to be elected to hold office until the third succeeding annual meeting of stockholders after their election.

2. Two Class Board of Directors Transition. Commencing with the election of directors at the 2019 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into two classes, designated Class I and Class II, as nearly equal in number as possible, with the term of office of directors of one class expiring at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors: of Class I shall expire at the annual meeting of stockholders in 2020; and of Class II shall expire at the annual meeting of stockholders in 2021, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. The successors of the directors who, immediately prior to the 2019 annual meeting of stockholders, were members of Class I (whose terms were to expire at the 2019 annual meeting of stockholders) shall be elected to Class I; the directors who, immediately prior to the 2019 annual meeting of stockholders, were members of Class II (whose terms were scheduled to expire at the 2020 annual meeting of stockholders) shall become members of Class I; and the directors who, immediately prior to the 2019 annual meeting of stockholders, were members of Class III (whose terms were scheduled to expire at the 2021 annual meeting of stockholders) shall become members of Class II, with a term expiring at the 2021 annual meeting of stockholders.

3. Elimination of Staggered Board of Directors. Commencing at and from and after the election of directors at the 2020 annual meeting of stockholders, the Board of Directors will cease to be classified as provided in Section 141(d) of the DGCL, the directors elected at the 2020 annual meeting of stockholders and each annual meeting thereafter shall be elected for a term of office expiring at the next annual meeting of stockholders, and in all cases as to each director when such director’s successor shall have been elected and qualified or upon such director’s earlier resignation, removal from office, death or incapacity, and directors so elected may thereafter be removed by the stockholders of the corporation with or without cause pursuant to Section 141(k) of the DGCL.

B. Changes. During any period when the Board of Directors of this corporation is classified, the Board of Directors, by amendment to the corporation’s bylaws, is expressly authorized to change the number of directors in any or all of the classes of directors without the consent of the stockholders.

C. Elections. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. Vote Required to Amend or Repeal this Article VI. Until the election of directors at the 2020 annual meeting of stockholders, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article VI. Effective automatically and contemporaneously with the election of directors at the 2020 annual meeting of stockholders, and without any further action by the Board of Directors, the stockholders of the corporation or any other person, this Section D of Article VI shall expire and be of no further force or effect and be deemed deleted in its entirety herefrom.

3.
This Certificate of Amendment to the Certificate amends Article VIII of the Certificate by deleting the last sentence of existing Article VIII in its entirety and substituting therefore a new last sentence of Article VIII, to read in its entirety as follows:

Notwithstanding the foregoing sentence, until the election of directors at the 2020 annual meeting of stockholders, at which time this sentence shall automatically expire and be of no further force or effect and be deemed deleted in its entirety from this Article VIII (without any further action by the Board of Directors, the stockholders of the corporation or any other person), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the amendment or repeal of Article 3.1 of the Bylaws of the corporation.

4.	This Certificate of Amendment to the Certificate shall become effective at the time this Certificate of Amendment to the Certificate is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate to be executed by a duly authorized officer on this 2nd day of May, 2019.

Heska Corporation

By:	/s/Jason A. Napolitano
Name:	Jason A. Napolitano
Title:	Chief Operating Officer and Chief Strategist

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